Exhibit 107

Calculation of Filing Fee Table

FORM F-4

(Form Type)

PETRÓLEOS MEXICANOS

(Exact name of Issuer as specified in its charter)

MEXICAN PETROLEUM

(Translation of registrant’s name into English)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Feeds to Be Paid	Debt	8.750% Notes due 2029	457(o)	U.S. $1,984,688,669	100%	U.S. $1,984,688,669	$92.70 per $1,000,000	U.S. $183,980.64

Feeds to Be Paid	Other	Guarantees of 8.750% due 2029	457(n)	U.S. $1,984,688,669	—	—	—	None(2)

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	—	—	$1,984,688,669

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$183,980.64

(1)

The securities being registered are offered (i) in exchange for 8.750% Notes due 2029, previously placed in transactions exempt from registration under the Securities Act of 1933 and (ii) upon certain resales of the securities by broker-dealers. The registration fee has been calculated on the basis of the maximum aggregate offering price of the securities, solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933 (as amended, the “Securities Act”).

(2)	Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable with respect to the guaranties.